Exhibit 10.1

September 2, 2022

Via Email - Personal and Confidential

Dear Howard:

This letter (the “Agreement”) summarizes the terms of your separation from employment with SQZ Biotechnologies Company (“SQZ” or the “Company”) and establishes an amicable arrangement under which you release the Company from any claims, and, in return, you receive severance pay.

1.
Employment Status; Final Payments; Benefits Cessation:

(a) Employment Status: As discussed, your last day of employment with the Company shall be October 31, 2022 (the “Separation Date”). As of the Separation Date, your salary shall cease and you will no longer be entitled to the payment of a base salary, bonus or any other form of compensation, except as set forth in this Agreement. On the Separation Date, the Company shall pay to you all earned but unpaid base salary, if any, up to the Separation Date. You will receive this payment regardless of whether you execute this Agreement.

(b) Expense Reimbursement: The Company will reimburse you for appropriately documented business expenses per Company policy that you have incurred up to the Separation Date, provided that you submit all documentation of any such expenses within five days of the Separation Date and in accordance with applicable Company policy (regardless of whether you sign this Agreement).

(c) Benefits Cessation: As of the Separation Date, any entitlement you have or might have under a Company-provided benefit plan, program or practice shall terminate, except as required by law, and except for rights under the Equity Documents (defined below) and the Company’s 401(k) retirement plan. Your rights to benefits, if any, are governed by the terms of the respective benefit plans and programs. The Separation Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). You may, upon timely completion of the required forms, continue your medical and dental insurance coverage to the extent permitted by COBRA. You will receive COBRA information under separate cover.

(d) Equity Awards: You were granted options to purchase 503,546 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2014 Stock Incentive Plan and 2020 Stock Incentive Plan (the “Plan”). Under the terms of the Plan, your stock option grant notices, and your stock option agreements (collectively, the “Equity Documents”), vesting ceases as of the Separation Date. Subject to Section 2, your rights to exercise the Option as to any vested shares will be as set forth in the Equity Documents and you acknowledge that under the Plan and except as provided herein, you must exercise your right to purchase any vested shares no later than the date that is 90 days following the Separation Date.

2. Consideration: In exchange for, and in consideration of, your execution of this Agreement, and your compliance with the terms of this Agreement, the Consulting Agreement (as defined below) and the NDA (as defined below), (i) the Company will pay to you, on or before November 15, 2022, a gross lump sum

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payment equivalent to 10/12 (83.33%) of your full target performance bonus opportunity for 2022, (ii) if you elect to receive COBRA benefits, the Company shall pay to you or on your behalf a sum equal to the Company portion of health and dental insurance premiums for the period from November 1, 2022 through December 31, 2022, and (iii) you and the Company have agreed to enter into the Transition Consulting Agreement (“Consulting Agreement”) attached hereto as Exhibit A. In connection therewith, notwithstanding Section 1(d) of this Agreement, you and the Company have agreed, subject to approval by the Company’s Board of Directors (“Board Approval”), that the Option will continue to vest during the term of the Consulting Agreement or other qualifying services to the Company (it being agreed that qualifying services shall include but not be limited to any service by you on the Company’s Board of Directors), and that you may continue to exercise all of your vested Options up to 90 days after termination of the Consulting Agreement or other qualifying services to the Company. The Company acknowledges that the foregoing continued vesting and exercise terms shall apply notwithstanding any assignment of the Consulting Agreement by you to a corporation or limited liability company of which you are the majority owner so long as you (on behalf of said entity) are the person providing services under the Consulting Agreement. The Company represents that, with Board Approval, these changes to the Option are permissible under and consistent with the Plan. Your professional and timely performance of your obligations hereunder and under the Consulting Agreement is a condition of receiving the consideration set forth in this Section 2. Any lump sums will be subject to all applicable deductions and withholdings. These payments shall be made following receipt, not earlier than the Separation Date, of a fully signed version of the Certificate attached as Exhibit B.

You expressly acknowledge and agree that the payments provided to you or on your behalf under this Section 2 are benefits to which you are not otherwise entitled and are being given to you solely in exchange for your promise to be bound by the terms of this Agreement.

3. Taxes; Code Section 409A:

(a) All payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations. The Company shall undertake to make deductions, withholdings and tax reports with respect to the payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(b) Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Internal Revenue Code of 1986, as amended. The Company makes no representation or warranty and shall have no liability to you or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A.

4. General Release of Claims; Accord and Satisfaction:

(a) General Release: In exchange for the amounts described in Section 2, and other good and valuable consideration, the receipt of which you hereby acknowledge, you and your representatives, agents,

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estate, heirs, successors and assigns (“You”), absolutely and unconditionally hereby release, discharge, indemnify and hold harmless the Released Parties (defined in Section 4(f) below), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, arising on or before the Effective Date (the “Claims”).

This general release includes, without limitation, any and all Claims arising out of or in connection with:

(i) your employment, change in employment status, and/or termination of employment with the Company;

(ii) any federal, state or local law, constitution or regulation regarding either employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act, as amended; the Fair Labor Standards Act, as amended; the Equal Pay Act; the Occupational Safety and Health Act, as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; and laws relating to workers compensation, family and medical leave, retaliation, discrimination on the basis of race, color, religion, creed, sex, sex harassment, age, gender identity, sexual orientation, marital status, pregnancy, national origin, ancestry, handicap, disability, veteran’s status, alienage, blindness, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, whistleblower status, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

(iii) any Massachusetts state or local laws respecting employment, including but not limited to, the Massachusetts Wage Payment Act, M.G.L. c. 149 §148, the Massachusetts Minimum Fair Wages Act, M.G.L. c. 151 § 1 et. seq., the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B et seq., the Massachusetts Parental Leave Law, M.G.L. c. 149, §105D, the Massachusetts Civil Rights Act, M.G.L. c. 12, §11H et seq., as amended, the Massachusetts Equal Rights Act, c. 93, §102 et seq., as amended, the Massachusetts Equal Pay Act, M.G.L. c. 149 §105A et seq., as amended, the Massachusetts law against sexual harassment, M.G.L. c. 214 §1C et seq., as amended, the Massachusetts law against retaliation, M.G.L. c. 19C, §11. et seq., as amended, the Massachusetts Privacy Statute, M.G.L. c. 214 § 1B, the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, §52D, and the Massachusetts Earned Sick Time Law. Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Payment Act or Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under these Acts;

(iv) breach of contract or breach of the implied covenant of good faith and fair dealing;

(v) claims under any Massachusetts (or any other state), federal, or local statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of

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public policy, or any other form of retaliation or wrongful termination, or intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, promissory estoppel, false light invasion of privacy, conspiracy, violation of public policy; and

(vi) any other tort, statutory or common law cause of action.

(b) No Claims Through Others/Class Action Waiver: You further agree to release and discharge the Released Parties from any and all claims which might be made by any other person or organization on your behalf and you specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against the Company are made involving any matters subject to release pursuant to Section 4(a).

(c) Interpretation: The foregoing general release-of-claims provisions shall be given the broadest possible interpretation permitted by law. The listing of specific claims shall not be interpreted to exclude any other claims not specifically listed therein.

(d) Accord and Satisfaction: The payments set forth in Sections 1 and 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to You including, without limitation, all claims for back wages, salary, vacation pay, sick pay, bonuses, commissions, bonuses or other incentive compensation, severance pay, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

(e) Exclusions: Excluded from the General Release in Section 4(a) are:

(i) any claims or rights that cannot be waived by law, including your right to file a charge with the NLRB, EEOC, MCAD and/or any other government or regulatory agency, entity, or official (“Government Agencies”), or assist or participate in any agency investigation, hearing or proceeding. You, however, are waiving your right to recover money from the Released Parties regarding any such agency charge or investigation, hearing or proceeding. You also are waiving your right to recover any damages from the Released Parties in connection with a charge filed by any other individual or individuals, or by any Government Agency, on your behalf, except as permitted by applicable law. Nothing in this Agreement shall prohibit or restrict you from (1) communicating directly with, cooperating with, providing or causing to be provided information to, or otherwise assisting in an investigation by a Government Agency regarding a possible violation of any law, rule, or regulation; or (2) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Government Agency, including an inquiry about the existence of this Agreement or its underlying facts or circumstances. In addition, nothing in this Agreement shall prohibit you from making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or otherwise fully participating in any federal whistleblower programs. Further, nothing contained in this Agreement limits any right you have to receive any award for information you provide to the Securities and Exchange Commission in connection with any whistleblower action to report possible violations of securities laws. This Agreement does not require you to obtain prior authorization from the Released Parties before engaging in any conduct described in this paragraph, or to notify the Released Parties that you have engaged in any such conduct;

(ii) and any vested interests in the 401(k) retirement plans, the Plan or other employee benefit plans;

(iii) your right to enforce the terms of this Agreement;

(iv) your right to apply for unemployment compensation; and/or.

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(v) any claim for indemnification, contribution, defense or insurance coverage from or through the Company or its insurers, under the Company’s (or its affiliates’) charter or By-laws, under applicable law, or under the Company’s (or its affiliates’) insurance policies, with respect to prior actions or inactions relating in any way to Executive’s duties as an employee or officer of the Company prior to the Separation Date.

(f) Definition of Released Parties: As used in this Agreement, “Released Parties” shall mean: (i) the Company; (ii) all of the Company’s past, present, and future subsidiaries, parents, affiliates and divisions; (iii) all of the Company’s successors and/or assigns, as well as legal representatives; (iv) all of the Company’s past, present, and future officers, directors, managers, employees, shareholders, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, and insurers), and legal representatives (all individually, in their capacity acting on the Company’s behalf, and in their official capacities); and (v) all persons acting by, through, under, or in concert with any of the entities or persons listed in subsections (i)-(iv).

5. OWBPA Disclosure/Waiver of Rights and Claims Under the Age Discrimination in Employment Act: Because you are 40 years of age or older, you hereby are informed that you have or might have specific rights and/or claims under the Age Discrimination and Employment Act of 1967 (the “ADEA”), and you agree and understand that:

(a)
In consideration for the amounts described in Section 2, which you are not otherwise entitled to receive, as set forth in Section 4, you specifically waive such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;
(b)
You understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;
(c)
You acknowledge that you have been advised that you should consult with your counsel of choice prior to executing this Agreement, that you have twenty-one (21) days to review this Agreement and consider its terms before signing it, and such 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement, and that you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;
(d)
You carefully have read and fully understand all of the provisions of this Agreement, you knowingly and voluntarily agree to all of the terms set forth in this Agreement, and you acknowledge that in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this document; and
(e)
You may revoke this Agreement for a period of seven (7) days following your execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Please see Section 12 for more details.

6. Covenant Not to Sue: A “covenant not to sue” is a legal term that means you promise not to file a lawsuit in court. It is different from the release of claims in Sections 4(a) and 5 above. Besides waiving and releasing the claims covered by Sections 4(a) and 5, you further agree never to sue the Released Parties in any forum based on the claims, laws or theories covered by the release language in Sections 4(a) and 5. You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Released Parties with any local, state or federal court or administrative agency, with the sole exception of

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your right to pursue a state unemployment claim. Notwithstanding this Covenant Not to Sue, you may bring a claim as permitted under Section 4(e)(i). Except as set forth in Section 4(e)(i) or as permitted pursuant to this Section 6, if you institute any other action that is subject to the release of claims set forth in Sections 4(a), 4(b) and/or 5, that claim shall be dismissed upon the presentation of this Agreement and you shall reimburse the Company for all legal fees and expenses incurred in defending such claim and obtaining its dismissal. Notwithstanding the foregoing, should you bring an action to challenge the validity of the release and waiver of ADEA claims based on the insufficiency of the disclosures included in Section 5, the Company acknowledges that it will not be entitled to recover costs and expenses (including attorneys’ fees) incurred in defense of the validity of the release and waiver of ADEA claims.

7. Company Property: By the Separation Date, except as required to perform services under the Consulting Agreement, you agree to return to the Company all Company property and materials, including, but not limited to, laptops, tablets, cds, dvds, hard drives, portable drives, intangible information stored on any such hardware and/or media, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and Confidential Information (as that term is defined in your NDA (see Section 9 below), charge/credit cards, building keys and passes, trial information, clinical information, lab notes, lab notebooks, memoranda, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Property”). If you discover any other Property, including any proprietary materials, in your possession after the Separation Date, you immediately will notify the Company and arrange for their prompt return. Except as required to perform services under the Consulting Agreement, you also must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains in your possession after the Separation Date. Failure to return immediately any such materials will be considered a breach of this Agreement. Subject to the nondisclosure obligations set forth in the NDA (as defined below), nothing herein shall require you to return (i) any personal compensation, benefits, stock option or tax information specific to your employment with the Company, (ii) copies of any contract or agreement between you and the Company, or (iii) materials distributed to shareholders generally.

8. No Liability or Wrongdoing: You understand and agree that the release and accord and satisfaction set forth in Section 4(d) constitute a final compromise of the claims released thereby, and are not an admission by the Released Parties that any such claims exist and/or of liability by the Released Parties with respect to such claims. Nothing in this Agreement, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence of an admission by the Released Parties of any liability or unlawful conduct whatsoever, and each of the Released Parties expressly deny any such liability or wrongdoing.

9. Future Conduct:

(a) Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement: You confirm the existence and continued validity of your Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (the “NDA”). A copy of your NDA is enclosed herewith. You agree that your obligations under the NDA expressly survive the end of your employment, and a condition of the Company paying severance benefits to you is that you abide by the terms of the NDA in accordance with the NDA’s terms.

(b) Non-disparagement; Confidentiality of this Agreement: You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Released Parties, their officers, directors, investors or employees, the Released Parties’ business practices, or which disrupts or impairs their normal

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operations, including actions that would (i) harm the Released Parties’ reputation with their current and prospective clients, business partners, or the public; or (ii) interfere with existing contracts or employment relationships with current and prospective clients, business partners or Released Parties’ employees. Further, you shall maintain confidentiality concerning this Agreement, including the substance, terms, existence and/or any discussions relating to it. Except as required by legal or regulatory process, you will not discuss the same with anyone except your immediate family, and (when such disclosure is necessary for them to render professional services) accountants and attorneys. Nothing herein shall prohibit or bar you from providing truthful testimony in any legal or regulatory proceeding or in communicating with any Government Agencies or representative or from making any truthful disclosure required, authorized or permitted under law or regulation; provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent reasonably possible. Unless required by law, the Company agrees that neither the Company nor, during their term of employment, its current Chief Executive Officer, Armon Sharei, PhD, Chief Business Officer, Micah Zajic, Chief People Officer, David First, Vice President and Head of Exploratory, Jon Gilbert, and General Counsel, Lawrence Knopf, Esq., shall make statements, remarks or comments to third parties, orally, in writing or via social media, directly or indirectly, that are, or could be reasonably interpreted to be, disparaging about you or indicate that your separation from the Company was involuntary. The Company will instruct members of Board of Directors of the Company not to make statements, remarks or comments to third parties, orally, in writing or via social media, directly or indirectly, that are, or could be reasonably interpreted to be, disparaging about you or indicate that your separation from the Company was involuntary.

(c) Advance Notice: Except as set forth in Section 4(e) or as otherwise prohibited by applicable law, above, you agree to give reasonable notice to the Company of any and all attempts by third parties to compel disclosure of any confidential information (as referred to in your NDA), the terms of this Agreement, or to require you to testify in any matter concerning the Company, this Agreement and/or the Released Parties. Please direct such notice in writing to the Company’s General Counsel at least ten business days before compliance with any subpoena or order; if the subpoena or order requires compliance within less than ten business days, however, you shall provide such written notice, or if impractical, shall provide telephonic notice, within five business days after receiving notice that an attempt will be or has been made to compel your testimony or your disclosure of the Company’s confidential information.

(d) Breach; Remedies: In the event that litigation becomes necessary to resolve any case or controversy arising pursuant to this Agreement, the NDA, the Option, or any other agreement referenced herein, the parties agree that the prevailing party shall be entitled to recover from the non-prevailing party its/his attorneys’ fees and costs incurred in enforcing its/his rights under such agreement, to the extent such recovery is not prohibited by law. If you materially breach this Agreement, the NDA, the Option or the Consulting Agreement, you agree, provided that you have failed to cure such breach within twenty-one (21) days of receipt of written notice from the Company describing such breach, that the Company shall be relieved of its obligations to make any further payments to you under Section 2 of this Agreement or under the Consulting Agreement and the Company shall be entitled to recover 95% of payments already made to you pursuant to Section 2. This Agreement in all other respects, including, but not limited to, the release provisions in Section 4(a), shall remain in full force and effect. The remedies in this Section shall be in addition to, and not as an alternative to, any other available remedies at law or in equity.

(e) Defend Trade Secrets Act Notice. You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or

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investigating a suspected violation of law, or that is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation against the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

(f)
Prior Review of Separation Language. Prior to the Separation Date, the Company agrees to provide you a reasonable opportunity to comment, and will consider your comments in good faith, on the proposed language announcing your separation from the Company to be included or disseminated by the Company (i) in any filing pursuant to securities laws (including on Form 8-K), (ii) in any press release, (iii) in any social media post, (iv) on any website controlled by the Company, or (v) in other similar written or electronic published medium. Such disclosure shall standalone and shall not be commingled with other disclosures except as may be required by law or regulation.

10. Cooperation: You agree to cooperate fully with the Company’s employees and business partners in completely transitioning your work as the Company may reasonably designate. You agree to be available for reasonable periods of time (at mutually convenient times, considering your own commitments), either by telephone or, if you and the Company believe necessary, in person upon reasonable notice, to assist with matters relating to work performed by you on the Company’s behalf. You also agree to cooperate with the Company and its attorneys at reasonable times and places in the prosecution and/or defense of any legal action wherein the Company is a party. Such cooperation includes, but is not limited to, meeting with the Company’s attorneys at reasonable times and places to discuss your knowledge of pertinent facts, appearing as required at deposition, arbitration, trial or other proceeding to testify as to those facts, and testifying truthfully to the best of your abilities at any such proceeding. The Company shall reimburse you for any reasonable and approved out-of-pocket travel-related costs and expenses you incur in connection with such cooperation. The Company shall pay you a reasonable, mutually agreeable hourly rate for documented time you spend at the request of the Company providing cooperation or assistance pursuant to this Section 10, to the extent the cooperation or assistance is provided after the end of your service pursuant to the Consulting Agreement.

11. Representations, Governing Law, Miscellaneous:

(a) Entire Agreement; Amendment; Waiver; Construction of Agreement: This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, express or implied, except for the NDA, the Consulting Agreement and the Equity Documents, which are expressly preserved herein and remain in full force and effect in accordance with their terms. This Agreement may not be changed or rescinded except upon the express written consent of both you and an authorized Company officer. Any waiver of any provision of this Agreement must be set forth in a written instrument signed by the party waiving compliance and shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party.

(b) Governing Law; Consent to Jurisdiction: This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws, without giving effect to the principles of

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conflicts of laws of such Commonwealth. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in such Commonwealth, and the parties hereby submit to the jurisdiction and venue of any such court. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Severability: If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

(d) Assignment: You shall not assign this Agreement; the Company may assign this Agreement. The benefits and obligations of this Agreement shall inure to the successors and assigns of the Company and the Released Parties and to your successors.

(e) Acknowledgment of Company’s Compliance with Applicable Law: You represent that:

(i) you have not been subject to any retaliation or any other form of adverse action by the Released Parties for any action taken by you as an employee or resulting from your exercise of, or attempt to exercise, any statutory rights recognized under federal, state or local law;

(ii) you have been paid all unpaid wages and accrued unused vacation that are due and payable as of the date of your execution of this Agreement;

(iii) the Released Parties have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, family medical leave, military leave, vacations, meal and rest periods, sick and personal days, and personal leave), and you have not suffered any adverse employment action as a result of seeking or taking any such leave of absence or time off; and

(iv) you have no known workplace injuries or occupational diseases, have not sustained any disabling injury and/or occupational disease that have resulted in a loss of wage-earning capacity during your employment, and have no personal injury and/or occupational disease that has been contributed to, or aggravated or accelerated in a significant manner by, your employment or separation from employment.

(f) Counterparts/Electronic Signature: This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. This Agreement may be executed by facsimile or electronic signature, and any such signature by any party shall be deemed to be an original signature and shall be binding on such party to the same extent as if such facsimile or electronic signature were an original signature.

12. Review Period; Expiration of this Offer: As set forth in Section 5, you will have the opportunity to review and consider this Agreement for twenty-one (21) days before signing it. In addition, you have the right to revoke your execution of this Agreement at any time during the seven (7) days immediately following the date on which you sign it. For such a revocation to be effective, it must be delivered by email to David First via email at or before the expiration of the seven (7) day revocation period. This Agreement shall become effective on the first day following the expiration of the seven (7) day revocation period (the “Effective Date”). Because this Agreement includes a waiver and release of your rights, the Company advises you to consult with an attorney prior to executing it.

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If you wish to accept this Agreement, please sign and date the Agreement below as well as the Consulting Agreement and return them to David First via email on or before 5:00 p.m. on September 16, 2022, which is at least 21 days after the date you received a copy of this Agreement. If you do not return a signed Agreement prior to the expiration of the review period, then this offer of severance shall expire.

We thank you for your service and wish you well.

Very truly yours,

SQZ Biotechnologies Company,

_/s/ David First_____________________

By: David First

Title: Chief People Officer

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PLEASE REVIEW CAREFULLY

THIS AGREEMENT HAS A RELEASE OF CERTAIN LEGAL RIGHTS YOU MAY HAVE. YOU SHOULD CONSULT WITH AN ATTORNEY REGARDING THE RELEASE AND OTHER ASPECTS OF THIS AGREEMENT BEFORE SIGNING IT.

YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU ARE EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A TRIAL OR HEARING BEFORE A JURY FOR ANY AND ALL DISPUTES AND CLAIMS RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY, AND/OR THE EMPLOYMENT RELATIONSHIP.

YOUR EMPLOYMENT BY THE COMPANY WILL TERMINATE ON OCTOBER 31, 2022. SUCH TERMINATION WILL NOT BE AFFECTED BY YOUR ACCEPTANCE OR FAILURE TO ACCEPT THIS AGREEMENT. IF YOU DO NOT ACCEPT IT, YOU WILL NOT RECEIVE THE PAYMENTS IN SECTION 2.

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND ITS TERMS AND CONDITIONS, AND VOLUNTARILY ARE EXECUTING IT.

IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION IN THIS DOCUMENT.

ACCEPTED:

_/s/ Howard Bernstein ___________________ Date: September 2, 2022

Howard Bernstein

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EXHIBIT A

Transition Consulting Agreement

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Exhibit B

CERTIFICATE UPDATING RELEASE OF CLAIMS

[TO BE SIGNED NO EARLIER THAN October 31, 2022]

I, Howard Bernstein, hereby acknowledge and certify that I entered into a Severance Agreement and General Release (the “Agreement”) with SQZ Biotechnologies Company (the “Company”). Pursuant to that Agreement, I am required to execute this certificate, which updates the release of claims in Section 4 of the Agreement (this “Certificate”) in order to receive the severance benefits in Section 2 of the Agreement. I, therefore, agree as follows:

1.
A blank copy of this Certificate was attached to the Agreement as Exhibit B. I hereby certify and acknowledge that I received the Agreement and this Certificate at least 21 days before I was required to sign them. The Company has advised me to consult an attorney prior to signing this Certificate.

2.
In consideration of the severance payments and benefits described in Section 2 of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims in Section 4 of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.
I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in the Certificate and the Agreement; and

4.
I agree that this Certificate is part of the Agreement.

______________________________

Howard Bernstein

Date: _________________________

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